EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Smith-Midland Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2008, relating to the consolidated financial statements of Smith-Midland Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Richmond, Virginia
December 4, 2008